Exhibit 99.1

The Middleby Corporation Reports First Quarter Results and Provides COVID-19 Update

ELGIN, Ill.--(BUSINESS WIRE)--May 7, 2020--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net earnings for the 2020 first quarter of $73.8 million or $1.33 diluted earnings per share on net sales of $677.5 million.

COVID-19 Update

“In response to the COVID-19 pandemic, we have implemented swift actions to protect our employees, ensure uninterrupted service to our customers and aggressively adjust our business and cost structure for an expected revenue decline,” said Middleby Chief Executive Officer Tim FitzGerald. “Our businesses across all three segments support the foodservice industry and have been designated as essential in most global locations. We are proud to continue to support our customers, while adhering to strict employee safety standards at all worldwide operations.”

The company has taken the following measures in response to COVID-19:

  Employee Safety - Implemented companywide procedures including enhanced workplace sanitation, travel discontinuation, social distancing, staggered shifts and work-at-home protocols for most non-production employees.
  Customer Support - Ensured continued access to customer support, technical service and minimal interruption to the shipping of service parts and finished goods. Production continued to meet customer demand.
  Cost Initiatives - Initiated an aggressive reduction of all controllable and discretionary costs. This included the adjustment of global office and production workforces in response to near-term decreased demand levels and reduced cash compensation to executives.
  Supply Chain - Established a task force to identify and mitigate supply chain disruption risk and ensure continuity of business operations and customer support.
  Liquidity and Cash Flow - Reduced capital expenditures for the remainder of year, enhanced working capital reduction initiatives, deferred near-term acquisition and business development related investments, and discontinued the Middleby share repurchase program.
  COVID-19 Product Introductions - Developed and launched products addressing COVID-19 needs, including sterilization units for N95 masks, mobile and touchless handwashing stations, plexiglass safety shields for restaurants and retail locations, mobile foodservice stations, and hand and cleaning sanitizer produced at our most recent acquired company Deutche.

“We are deeply thankful for the commitment of our dedicated employees worldwide. They responded quickly and made the necessary adjustments required in the current business environment. We are also proud that we are able to provide consistent support to our customers in the foodservice industry,” Mr. FitzGerald continued.

2020 First Quarter Financial Results

  Net sales decreased 1.4% in the first quarter of 2020 over the comparative prior year period. Excluding the impacts of acquisitions and foreign exchange rates, sales decreased 5.9% in the first quarter, reflecting the impact of COVID-19. Recent acquisitions contributed 5.2% of an increase to the first quarter, while the impact of foreign exchange rates on foreign sales translated into U.S. Dollars decreased net sales by approximately 0.6%.
  A decline in net sales at our Commercial Foodservice Group reflects the impact of COVID-19, initially affecting our business in China, but also impacting shipments in North America with a temporary production shutdown late in the quarter for employee safety. Residential sales reflect weakness in the UK market associated with Brexit and COVID-19. A reconciliation of reported net sales by segment is as follows:
	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company
Reported Net Sales Growth	(3.1)%	(4.9)%	12.8%	(1.4)%
Acquisitions	6.1%	0.7%	7.6%	5.2%
Foreign Exchange Rates	(0.6)%	(0.6)%	(0.9)%	(0.6)%
Organic Net Sales Growth (1) (2)	(8.7)%	(5.0)%	6.1%	(5.9)%

(1) Organic net sales growth defined as total sales growth excluding impact of acquisitions and foreign exchange rates
(2) Totals may be impacted by rounding
  Adjusted EBITDA was consistent year over year at $137.8 million, as lower corporate expenses, were offset by the impact of lower revenues and continued R&D investments across all three business segments. Margins at the Residential Kitchen business were diluted by the recent Brava acquisition.
  Operating cash inflows during the first quarter increased to $87.1 million in comparison to $33.9 million in the prior year period.
  Cash balances at the end of the quarter were increased to $381.0 million to provide liquidity protection during the global pandemic. Net debt, defined as debt less cash, at the end of the 2020 fiscal first quarter amounted to $1,818.0 million as compared to $1,778.6 million at the end of fiscal 2019.
  The company repurchased $69.7 million of Middleby common shares in the quarter, prior to being discontinued in response to the COVID-19 pandemic.
  On January 31, the company entered into an amended five-year, $3.5 billion senior secured credit agreement. Under this agreement, the company may generally borrow up to a leverage ratio, based on net debt to pro-forma EBITDA as defined therein, of 4.0:1, and which may be adjusted up to 4.5:1 in connection with certain acquisitions. As of the end of the first quarter, the trailing twelve month bank agreement pro-forma EBITDA was $682.6 million and the leverage ratio was 2.76:1.

Near-Term Outlook and Commentary

“Our restaurant customers have been significantly impacted due to restrictions on foodservice establishments and shelter at home orders,” commented Mr. FitzGerald. “Accordingly, in our Commercial Foodservice segment we have seen an approximate 65% decline of incoming orders in April compared to 2019 orders. While the continuing impact remains unpredictable, the restaurant industry has reported sales improvements every week during the month of April, from the sharp decline beginning in mid-March. We anticipate new restaurant openings will be severely impacted for the remainder of the year, but historically most of our sales in this segment are equipment replacement and upgrades in conjunction with new menu initiatives or operational improvements. During this crisis, our foodservice customers have focused on their delivery, drive-through and carry-out business. We are able to support these customers with innovative products and technology solutions to address workplace safety, evolving business needs and continued operating essentials. Our strategic investments over the past year have well-positioned us for current industry trends, which we expect to accelerate as our foodservice customers adopt a new work environment.”

“At our Residential Kitchen businesses, in both the U.S. and UK markets, the impact of COVID-19 included significant closures of our residential dealers' retail sales locations and substantial decline in traffic resulting from shelter at home orders. The decline in incoming order rates for the month of April amounted to approximately 53%. Although demand will continue to be adversely impacted and uncertain, we may see a positive benefit as dealer retail locations will begin to re-open in May.”

“The Food Processing Group, entered the year with a record backlog of approximately $138 million, which continued to outpace revenue growth and grew to approximately $152 million to end the first quarter. This existing backlog provides stability within this business segment for the upcoming quarters. The impact of COVID-19 was reflected in April incoming orders, which declined by approximately 28% as our customers focused on immediate issues and risks to their business and employees. End-user demand for our food processing customers has shifted from restaurants to retail grocery stores, impacting sales mix, although overall industry demand continues to be relatively stable. Sales of certain food items, such as hot dogs and other meat products in our core equipment markets, have experienced recent increased demand. While the disruption caused by COVID-19 may continue to impact near-term purchasing decisions, we are well-positioned to support the demand for large scale equipment solutions in this industry. Operators continue to look for improvements in food and employee safety, labor and finished product costs, as well as addressing capacity expansion and production efficiencies.”

Mr. FitzGerald concluded, “We have taken swift and aggressive measures to adjust to near-term market conditions, which we anticipate will improve as we progress through the balance of the year. During this time our focus remains on the safety of our employees, the supporting of our customers and maintaining profitability margins and cash flow. We are confident in our ability to navigate through this period of uncertainty. We will continue to leverage our industry-leading capabilities within our broad portfolio of brands, supplying product innovation to a diversified customer base. This will continue to enhance our strong financial position moving forward.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Thursday, May 7, and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 5160488#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 5160488#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, APW Wyott®, Bakers Pride®, Beech®, BKI®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, Crown®, CTX®, Desmon®, Deutsche Beverage®, Doyon®, Eswood®, EVO®, Firex®, Follett®, frifri®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Ink Kegs®,

Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco®, QualServ®, RAM®, Southbend®, Ss Brewtech®, Star®, Starline®, Sveba Dahlen®, Synesso®, Taylor®, Toastmaster®, TurboChef®, Ultrafryer®, Varimixer®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Deutsche Process®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, Pacproinc®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA® AGA Cookshop®, Brava®, EVO®, Fired Earth®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended
	1st Qtr, 2020	1st Qtr, 2019
Net sales	$677,459	$686,802
Cost of sales	427,269	429,490

Gross profit	250,190	257,312

Selling, general and administrative expenses	143,942	145,793
Former Chairman and CEO transition costs	—	10,116
Restructuring expenses	834	342
Income from operations	105,414	101,061

Interest expense and deferred financing amortization, net	15,713	20,520
Net periodic pension benefit (other than service costs)	(10,089)	(7,761)
Other expense (income), net	3,326	(1,413)

Earnings before income taxes	96,464	89,715

Provision for income taxes	22,685	20,702

Net earnings	$73,779	$69,013

Net earnings per share:

Basic	$1.33	$1.24

Diluted	$1.33	$1.24

Weighted average number of shares

Basic	55,396	55,601

Diluted	55,398	55,601

THE MIDDLEBY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in 000’s, Except Per Share Information) (Unaudited)

	Mar 28, 2020	Dec 28, 2019
ASSETS

Cash and cash equivalents	$381,043	$94,500
Accounts receivable, net	425,577	447,612
Inventories, net	623,822	585,699
Prepaid expenses and other	63,999	61,224
Prepaid taxes	13,221	20,161
Total current assets	1,507,662	1,209,196

Property, plant and equipment, net	345,824	352,145
Goodwill	1,835,787	1,849,747
Other intangibles, net	1,434,139	1,443,381
Long-term deferred tax assets	33,168	36,932
Other assets	121,399	110,742

Total assets	$5,277,979	$5,002,143

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$21,933	$2,894
Accounts payable	191,724	173,693
Accrued expenses	393,575	416,550
Total current liabilities	607,232	593,137

Long-term debt	2,177,154	1,870,246
Long-term deferred tax liability	130,842	133,500
Accrued pension benefits	261,441	289,086
Other non-current liabilities	206,604	169,360

Stockholders' equity	1,894,706	1,946,814

Total liabilities and stockholders' equity	$5,277,979	$5,002,143

THE MIDDLEBY CORPORATION NON-GAAP INFORMATION (UNAUDITED) (Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing	Total (1)
Three Months Ended March 28, 2020
Net sales	$443,124	$130,069	$104,266	$677,459
Segment Operating Income	$88,607	$12,708	$15,358	$105,414
Operating Income % of net sales	20.0%	9.8%	14.7%	15.6%

Depreciation	4,900	2,983	1,336	9,230
Amortization	12,440	2,720	1,700	16,860
Restructuring expenses	531	303	—	834
Facility consolidation related expenses	274	—	—	274
Acquisition related inventory step-up charge	1,032	—	—	1,032
Stock Compensation	—	—	—	4,159
Segment adjusted EBITDA	$107,784	$18,714	$18,394	$137,803
Adjusted EBITDA % of net sales	24.3%	14.4%	17.6%	20.3%

Three Months Ended March 30, 2019
Net sales	$457,531	$136,797	$92,474	$686,802
Segment Operating Income	$96,811	$18,771	$12,586	$101,061
Operating Income % of net sales	21.2%	13.7%	13.6%	14.7%

Depreciation	4,919	2,908	1,141	9,016
Amortization	11,261	2,451	2,383	16,095
Restructuring expenses	151	135	56	342
Acquisition related inventory step-up charge	133	—	—	133
Stock Compensation	—	—	—	1,069
Former Chairman and CEO transition costs	—		—	10,116
Segment adjusted EBITDA	$113,275	$24,265	$16,166	$137,832
Adjusted EBITDA % of net sales	24.8%	17.7%	17.5%	20.1%
(1)

Includes corporate and other general company expenses, which impact Segment Adjusted EBITDA, and amounted to $7.1 million and $15.9 million for the three months ended March 28, 2020 and March 30, 2019, respectively.

	Three Months Ended
	1st Qtr, 2020		1st Qtr, 2019
	$	Diluted per share	$	Diluted per share
Net earnings	$73,779	$1.33	$69,013	$1.24
Amortization (1)	17,369	0.31	16,498	0.30
Restructuring expenses	834	0.02	342	0.01
Acquisition related inventory step-up charge	1,032	0.02	133	—
Facility consolidation related expenses	274	—	—	—
Net periodic pension benefit (other than service costs)	(10,089)	(0.18)	(7,761)	(0.14)
Former Chairman and CEO transition costs	—	—	10,116	0.18
Income tax effect of pre-tax adjustments	(2,214)	(0.04)	(4,465)	(0.08)
Adjusted net earnings	$80,985	$1.46	$83,876	$1.51
(1)	Includes amortization of deferred financing costs.
	Three Months Ended
	1st Qtr, 2020	1st Qtr, 2019
Net Cash Flows Provided By (Used In):
Operating activities	$87,137	$33,948
Investing activities	(39,222)	(20,492)
Financing activities	245,098	(4,111)

Free Cash Flow
Cash flow from operating activities	$87,137	$33,948
Less: Net capital expenditures	(9,181)	(8,095)
Free cash flow	$77,956	$25,853

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that organic net sales growth, non-GAAP adjusted segment EBITDA, adjusted net earnings and adjusted diluted per share measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The Company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results. The Company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

The company believes that free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, repaying debt and repurchasing our common stock.

Contacts

Darcy Bretz, Investor and Public Relations, (847) 429-7756
Bryan Mittelman, Chief Financial Officer, (847) 429-7715